Exhibit 4.1

SUPPLEMENTAL INDENTURE

This Supplemental Indenture is entered into as of September 29, 2014 (this “Supplemental Indenture”), by and among Northern Tier Energy LLC, a Delaware limited liability company (the “Issuer”), Northern Tier Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the Guarantors, Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as collateral agent, under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer, the Co-Issuer, the Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture dated as of November 8, 2012 (as amended, restated, supplemented or otherwise modified from time to time) (the “Indenture”), pursuant to which the Issuers issued 7.125% Senior Secured Notes due 2020 in an aggregate principal amount of $275,000,000 (the “Existing Notes”);

WHEREAS, the Indenture permits the Issuers to issue Additional Notes in an unlimited principal amount, subject to compliance with Sections 3.2 and 3.6 thereof;

WHEREAS, the Issuers and the Guarantors have been authorized by a resolution of their respective Board of Directors or similar governing body, as applicable, to enter into this Supplemental Indenture and to issue Additional Notes in an aggregate principal amount of up to $75,000,000 (the “New Notes”);

WHEREAS, the New Notes shall constitute Pari Passu Notes Lien Indebtedness under the Indenture;

WHEREAS, the amended and restated revolving credit agreement, to be dated as of the date hereof, by and among the Issuers, the Guarantors, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders and letter of credit issuers party thereto, shall constitute the “ABL Facility” as defined under the Indenture and the “Existing ABL Agreement” as defined under the ABL Intercreditor Agreement;

WHEREAS, pursuant to Section 9.1(a)(9) of the Indenture, the parties hereto are authorized to enter into this Supplemental Indenture without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

INFORMATION REGARDING THE NEW NOTES

Section 2.1 Information Regarding the New Notes. In accordance with Section 2.1 of the Indenture, the New Notes shall have the exact same terms as the Existing Notes and shall be issued as Additional Notes that constitute Pari Passu Notes Lien Indebtedness under the Indenture; provided that:

(a) Aggregate Principal Amount: The aggregate principal amount of such New Notes to be authenticated and delivered pursuant to the Indenture shall be $75,000,000.

(b) Issue Price: The issue price of the New Notes shall be 105.750%, plus accrued interest from May 15, 2014.

(c) Issue Date: The issue date of the New Notes shall be September 29, 2014;

(d) Date of Interest Accrual: Interest on the New Notes shall accrue from May 15, 2014.

(e) Restricted Notes: The New Notes shall be Restricted Notes issued in the form of Exhibit A to the Indenture.

ARTICLE III

ADDITIONAL COVENANTS

Section 3.1 Additional Covenants. With respect to any Material Real Property owned by the Issuers or a Subsidiary Guarantor in connection with the issuance of the New Notes, the following items will be delivered to the Collateral Agent within 90 days of such issuance:

(a) the Issuers or the applicable Subsidiary Guarantor shall deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the holders of the notes, fully executed counterparts of an amendment and re-statement (each, an “Amended and Restated Mortgage”) of the applicable existing Mortgage (together with real estate subordination and priority agreements related thereto) and evidence of completion (or reasonably satisfactory arrangements for the completion) of all recordings and filings of such Amended and Restated Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien with the priority required by the Collateral Trust and Intercreditor Agreement and the ABL Intercreditor Agreement, subject to Permitted Liens, against the property purported to be covered thereby as security for the Secured Obligations;

(b) the Collateral Agent shall have received a date down endorsement to the mortgagee’s title insurance policy in favor of the Collateral Agent issued with respect to the property purported to be covered in the Amended and Restated Mortgage which reasonably insures as of the date of such endorsement that the property purported to be subject to the lien of the applicable Amended and Restated Mortgage is free and clear of all Liens, defects and encumbrances other than Permitted Liens;

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(c) an Opinion of Counsel, from local counsel in the jurisdiction where each property subject to the Amended and Restated Mortgages is located, with respect to the Amended and Restated Mortgages, fixture filings and other matters reasonably requested by the Collateral Agent, in each instance in form and substance reasonably satisfactory to the Collateral Agent, in the jurisdiction where the property subject to the Amended and Restated Mortgage is located;

(d) the Issuers shall, or shall cause the Subsidiary Guarantors to, file such surveys (or any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance date down endorsements), fixture filings and such other documents, instruments, certificates, agreements and/or other documents as necessary or desirable to perfect the Collateral Agent’s security interest and provide copies thereof to the Collateral Agent; and

(e) the title insurance company shall have received, with respect to the applicable Amended and Restated Mortgage, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the mortgagee’s title insurance policy date down endorsements contemplated above.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state. Each of the parties hereto agrees to submit to the jurisdiction of the state courts of, and the federal courts located in, the State of New York in any action or proceeding arising out of or relating to this Supplemental Indenture, the Indenture, the Notes or the Security Documents.

Section 4.2 Waivers of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 4.3 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended or supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Neither the Trustee nor the Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

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Section 4.4 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 4.5 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NORTHERN TIER ENERGY LLC,
as Issuer

By:	/s/ Dave Bonczek
Name:	Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

NORTHERN TIER FINANCE CORPORATION, as Co-Issuer

By:	/s/ Dave Bonczek
Name:	Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

NORTHERN TIER RETAIL LLC, as Subsidiary Guarantor

By:	/s/ Jack Helmick
Name:	Jack Helmick
Title:	President

NORTHERN TIER BAKERY LLC, as Subsidiary Guarantor

By:	/s/ Dave Bonczek
Name:	Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

ST. PAUL PARK REFINING CO. LLC,
as Subsidiary Guarantor

By:	/s/ Dave Bonczek
Name:	Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

NORTHERN TIER OIL TRANSPORT LLC, as Subsidiary Guarantor

By:	/s/ Dave Bonczek
Name:	Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

NORTHERN TIER RETAIL HOLDINGS LLC, as Subsidiary Guarantor

By:	/s/ Dave Bonczek
Name: Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

SUPERMERICA FRANCHISING LLC, as Subsidiary Guarantor

By:	/s/ Jack Helmick
Name:	Jack Helmick
Title:	President

NORTHERN TIER ENERGY LP,
as Parent Guarantor

By:	/s/ Dave Bonczek
Name:	Dave Bonczek
Title:	Executive Vice President and Chief Executive Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
Name:	Irina Golovashchuk
Title:	Vice President

By:	/s/ Chris Niesz
Name:	Chris Niesz
Title:	Assistant Vice President